Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(NASDAQ: PACW)

Contact:	Matthew P. Wagner President and CEO	Patrick J. Rusnak Executive Vice President and CFO
Phone:	310-887-8520	714-989-4705

FOR IMMEDIATE RELEASE	May 13, 2016

PACWEST BANCORP ANNOUNCES EARLY TERMINATION OF ALL FDIC LOSS SHARE AGREEMENTS

Los Angeles, California . . . PacWest Bancorp (the “Company”) (Nasdaq: PACW) announced today that Pacific Western Bank (the “Bank”), a wholly-owned subsidiary of the Company, had entered into an agreement with the Federal Deposit Insurance Corporation (the “FDIC”) to terminate all existing loss share agreements with the FDIC as of May 12, 2016. These loss share agreements were entered into by the Bank in 2009 and 2010 in conjunction with the Bank acquiring substantially all the assets and assuming substantially all the liabilities of two failed banks in FDIC-assisted acquisitions and in conjunction with the Bank assuming the loss share agreements of two failed banks pursuant to its acquisition of First California Bank in May 2013. The Company paid the FDIC $7.9 million to terminate the agreements. The Company will record an after-tax charge of approximately $3.7 million in the second quarter to write-off the remaining loss sharing asset, relieve the claw-back liability and recognize the payment to the FDIC.

The termination of the FDIC loss share agreements has no effect on the yields of the loans that were previously covered under these agreements. Further, the Bank will be solely responsible for all future charge-offs, recoveries, gains, losses and expenses related to the previously covered assets because the FDIC will no longer share in those amounts.

ABOUT PACWEST BANCORP

PacWest Bancorp (“PacWest”) is a bank holding company with $21 billion in assets with one wholly-owned banking subsidiary, Pacific Western Bank (“Pacific Western”). The Bank has 79 full-service branches located throughout the state of California and one branch in Durham, North Carolina. Pacific Western provides commercial banking services, including real estate, construction, and commercial loans, and comprehensive deposit and treasury management services to small and medium-sized businesses. Pacific Western offers additional products and services through its CapitalSource and Square 1 Bank divisions. CapitalSource provides cash flow, asset-based, equipment and real estate loans and leases and treasury management services to established middle market businesses on a national basis. Square 1 Bank offers a comprehensive suite of financial services focused on entrepreneurial businesses and their venture capital and private equity investors, with offices located in key innovative hubs across the United States. For more information about PacWest Bancorp, visit www.pacwestbancorp.com, or to learn more about Pacific Western Bank, visit www.pacificwesternbank.com.

Contact information:

Matt Wagner, Chief Executive Officer, (310) 887-8520

Pat Rusnak, Executive Vice President and CFO, (714) 989-4705